UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2003

FLEETBOSTON

FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

RHODE ISLAND

(State or other jurisdiction of incorporation)

1-6366	05-0341324
(Commission File Number)	(IRS Employer Identification No.)

100 Federal Street, Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-434-2200

(Former name or former address, if changed since last report)

Item 5.    Other Events

As previously reported, FleetBoston Financial Corporation, a Rhode Island corporation, or “FleetBoston,” and Bank of America Corporation, a Delaware corporation, or “Bank of America,” have entered into an agreement and plan of merger, dated as of October 27, 2003. The merger agreement provides for the merger of FleetBoston with and into Bank of America with Bank of America the surviving company. The merger will be treated as a purchase by Bank of America under U.S. generally accepted accounting principles, or “GAAP,” and is intended to constitute a “reorganization” for U.S. federal income tax purposes.

If the merger is completed, each share of common stock, par value $0.01 per share, of FleetBoston outstanding immediately prior to the effective time of the merger will be converted into 0.5553 of a share of common stock, par value $0.01 per share, of Bank of America. FleetBoston preferred stock will be converted on a one-for-one basis into Bank of America preferred stock having the same terms (to the fullest extent possible) as the FleetBoston preferred stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Bank of America and FleetBoston may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of Bank of America and FleetBoston on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Bank of America treated as the acquirer. Under this method of accounting, the assets and liabilities of FleetBoston will be recorded at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Bank of America and FleetBoston as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002. The unaudited pro forma condensed combined balance sheet as of September 30, 2003 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2002.

The merger agreement was announced on October 27, 2003 and provides for each outstanding share of FleetBoston common stock, other than shares beneficially owned by FleetBoston and Bank of America, to be converted into the right to receive 0.5553 of a share of Bank of America common stock. Shares of FleetBoston preferred stock will be converted on a one-for-one basis into Bank of America preferred stock having the same terms (to the fullest extent possible) as the FleetBoston preferred stock, except in the case of shares held by stockholders who validly perfect dissenters’ appraisal rights.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•	Bank of America’s separate historical unaudited financial statements as of and for the three and nine months ended September 30, 2003 included in Bank of America’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

•	Bank of America’s separate historical financial statements as of and for the year ended December 31, 2002 included in Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	FleetBoston’s separate historical unaudited financial statements as of and for the three and nine months ended September 30, 2003 included in FleetBoston’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003; and

•	FleetBoston’s separate historical financial statements as of and for the year ended December 31, 2002 included in FleetBoston’s Annual Report on Form 10-K for the year ended December 31, 2002.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. As explained in more detail below in the notes to the unaudited pro forma condensed combined financial information, Bank of America’s allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment.

Bank of America/FleetBoston

Pro Forma Condensed Combined Balance Sheet

(unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Bank of America and FleetBoston assuming the companies had been combined on September 30, 2003, on a purchase accounting basis.

	September 30, 2003
(Dollars in millions)	Bank of America	FleetBoston	Pro Forma Adjustments (1)				Bank of America FleetBoston Combined
Assets
Cash and cash equivalents	$22,142	$7,050	$				$29,192
Time deposits placed and other short-term investments	6,881	3,151					10,032
Federal funds sold and securities purchased under agreements to resell	67,729	3,914					71,643
Trading account assets	65,339	4,151					69,490
Securities	64,885	30,844		(19)	(A	)	95,710
Loans and leases	373,098	126,344		—	(B	)	499,442
Allowance for credit losses	(6,716)	(3,128)					(9,844)

Loans and leases, net of allowance for credit losses	366,382	123,216					489,598

Premises and equipment, net	5,956	2,415		(413)	(C	)	7,958
Goodwill	11,456	4,272		(4,272)	(D	)	44,078
				32,622	(D	)
Core deposit intangibles and other intangibles	966	288		(288)	(E	)	5,326
				4,360	(E	)
Other assets	125,352	17,097		(1,252)	(F	)	141,197

Total assets	$737,088	$196,398		$30,738			$964,224

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$122,669	$32,377	$				$155,046
Interest-bearing	257,586	88,610		295	(G	)	346,491
Deposits in foreign offices:
Noninterest-bearing	2,650	2,005					4,655
Interest-bearing	25,605	9,523					35,128

Total deposits	408,510	132,515		295			541,320

Federal funds purchased and securities sold under agreements to repurchase	79,775	6,584					86,359
Trading account liabilities	29,744	2,384					32,128
Commercial paper and other short-term borrowings	41,739	7,758					49,497
Accrued expenses and other liabilities	60,413	13,213		1,270	(H	)	75,068
				249	(H	)
				(77)	(H	)
Long-term debt	66,462	16,350		1,077	(I	)	83,889

Total liabilities	686,643	178,804		2,814			868,261

Shareholders’ equity
Preferred stock	55	271					326
Common stock	15	4,029		(4,029)	(J	)	46,062
				46,047	(J	)
Retained earnings	52,320	14,504		(14,504)	(J	)	51,520
				(800)	(K	)
Accumulated other comprehensive income (loss)	(1,776)	109		(109)	(J	)	(1,776)
Other	(169)	(1,319)		1,319	(J	)	(169)

Total shareholders’ equity	50,445	17,594		27,924			95,963

Total liabilities and shareholders’ equity	$737,088	$196,398		$30,738			$964,224

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Bank of America/FleetBoston

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and FleetBoston assuming the companies had been combined on January 1, 2002, on a purchase accounting basis.

	For the Nine Months Ended September 30, 2003
(Dollars in millions, except per share information)	Bank of America Corporation	FleetBoston	Pro Forma Adjustments (1)			Bank of America FleetBoston Combined
Interest income
Interest and fees on loans and leases	$16,088	$5,540	$—	(B	)	$21,628
Interest and dividends on securities	2,412	976				3,388
Trading account assets	3,024	31				3,055
Other interest income	2,051	331				2,382

Total interest income	23,575	6,878				30,453

Interest expense
Deposits	3,730	1,056				4,786
Short-term borrowings	1,414	292				1,706
Long-term debt	1,584	760	(137)	(I	)	2,207
Other interest expense	969	34				1,003

Total interest expense	7,697	2,142	(137)			9,702

Net interest income	15,878	4,736	137			20,751
Noninterest income
Service charges	4,182	1,170				5,352
Investment and brokerage services	1,737	1,120				2,857
Investment banking income	1,278	175				1,453
Card income	2,237	461				2,698
Other income	2,945	668				3,613

Total noninterest income	12,379	3,594				15,973

Total revenue	28,257	8,330	137			36,724
Provision for credit losses	2,256	830				3,086
Gains on sales of securities	802	104				906
Noninterest expense
Personnel	7,749	2,507	(20)	(L	)	10,236
Occupancy	1,492	388	(19)	(C	)	1,861
Equipment	789	339	(25)	(C	)	1,103
Other general operating	4,815	1,544	(70)	(M	)	6,761
			472	(E	)

Total noninterest expense	14,845	4,778	338			19,961

Income from continuing operations before income taxes	11,958	2,826	(201)			14,583
Applicable income tax expense	3,874	1,003	(74)	(N	)	4,803

Income from continuing operations	$8,084	$1,823	$(127)			$9,780

Income from continuing operations available to common shareholders	$8,081	$1,809	$(127)			$9,763

Per common share information
Earnings per share-continuing operations	$5.41	$1.73				$4.70

Diluted earnings per share-continuing operations	$5.31	$1.72				$4.64

Dividends paid	$2.08	$1.05				$2.08

Average common shares issued and outstanding (in thousands)	1,494,369	1,047,500	(465,823)	(O	)	2,076,046

Average diluted common shares issued and outstanding (in thousands)	1,523,523	1,050,700	(467,246)	(O	)	2,106,977

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Bank of America/FleetBoston

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and FleetBoston assuming the companies had been combined on January 1, 2002, on a purchase accounting basis.

	For the Year Ended December 31, 2002
(Dollars in millions, except per share information)	Bank of America Corporation	FleetBoston	Pro Forma Adjustments (1)		Bank of America FleetBoston Combined
Interest income
Interest and fees on loans and leases	$22,030	$8,168	$—	(B)	$30,198
Interest and dividends on securities	4,035	1,422			5,457
Trading account assets	3,811	49			3,860
Other interest income	2,285	463			2,748

Total interest income	32,161	10,102			42,263

Interest expense
Deposits	5,434	2,072			7,506
Short-term borrowings	2,089	417			2,506
Long-term debt	2,455	1,148	(230)	(I)	3,373
Other interest expense	1,260	45			1,305

Total interest expense	11,238	3,682	(230)		14,690

Net interest income	20,923	6,420	230		27,573
Noninterest income
Service charges	5,276	1,533			6,809
Investment and brokerage services	2,237	1,559			3,796
Investment banking income	1,545	188			1,733
Card income	2,620	785			3,405
Other income	1,893	965			2,858

Total noninterest income	13,571	5,030			18,601

Total revenue	34,494	11,450	230		46,174
Provision for credit losses	3,697	2,760			6,457
Gains on sales of securities	630	6			636
Noninterest expense
Personnel	9,682	3,255	(27)	(L)	12,910
Occupancy	1,780	504	(25)	(C)	2,259
Equipment	1,124	478	(33)	(C)	1,569
Other general operating	5,850	2,167	(93)	(M)	8,609
			685	(E)

Total noninterest expense	18,436	6,404	507		25,347

Income from continuing operations before income taxes	12,991	2,292	(277)		15,006
Applicable income tax expense	3,742	768	(102)	(N)	4,408

Income from continuing operations	$9,249	$1,524	$(175)		$10,598

Income from continuing operations available to common shareholders	$9,244	$1,506	$(175)		$10,575

Per common share information
Earnings per share-continuing operations	$6.08	$1.44			$5.03

Diluted earnings per share-continuing operations	$5.91	$1.44			$4.93

Dividends paid	$2.44	$1.40			$2.44

Average common shares issued and outstanding (in thousands)	1,520,042	1,045,300	(464,845)	(O)	2,100,497

Average diluted common shares issued and outstanding (in thousands)	1,565,467	1,048,700	(466,357)	(O)	2,147,810

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2002 and as of and for the nine months ended September 30, 2003. The pro forma adjustments included herein reflect the conversion of FleetBoston common stock into Bank of America common stock using an exchange ratio of 0.5553 of a share of Bank of America common stock for each of the 1,052,600,000 shares of FleetBoston common stock outstanding at September 30, 2003 and $1.11 billion for the approximately 96 million shares of FleetBoston common stock issuable under outstanding stock options that will convert into Bank of America stock options. The estimated purchase price of $46.05 billion, which includes the value of stock options, is based on a per share price for Bank of America common stock of $76.88, which was the average of the closing prices of Bank of America common stock for the period commencing two trading days before, and ending two trading days after, October 27, 2003, the date of the merger agreement.

The merger will be accounted for using the purchase method of accounting with Bank of America the acquirer; accordingly, Bank of America’s cost to acquire FleetBoston will be allocated by Bank of America to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FleetBoston at their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes adjustments estimated by Bank of America to record the assets and liabilities of FleetBoston at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed by Bank of America. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis by Bank of America to determine the fair values of FleetBoston’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and restructuring charges may be materially different from the pro forma adjustments presented in this report. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of FleetBoston as compared to the information shown in this report may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma condensed combined balance sheet includes an anticipated $1.27 billion, $800 million after-tax, charge for restructuring existing Bank of America operations and merger-related charges assumed in conjunction with the merger. Estimates related to restructuring and merger-related charges are subject to final decisions related to combining the two companies. The unaudited pro forma condensed combined financial information does not reflect any asset impairments or accrued liabilities resulting from the restructuring of FleetBoston’s operations, as Bank of America has not completed the process of assessing desired restructuring activities. When these amounts, if any, are determined, they will be recorded as a purchase accounting adjustment under GAAP.

Certain amounts in the historical consolidated financial statements of FleetBoston have been reclassified to conform with Bank of America’s historical financial information presentation. Discontinued operations reported in FleetBoston’s historical consolidated statements of income have been excluded. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of September 30, 2003 assuming the merger was completed on September 30, 2003. The pro forma income statements for the nine months ended September 30, 2003 and the year ended December 31, 2002 were prepared assuming the merger was completed on January 1, 2002.

The unaudited pro forma condensed combined financial information reflects the issuance of 584,509,000 shares of Bank of America common stock with an aggregate value of $44.94 billion and the conversion of approximately 96 million FleetBoston stock options with a value of approximately $1.11 billion at September 30, 2003. Common stock issued in the exchange was valued using the methodology discussed in Note 1 above.

Substantially all of the FleetBoston stock options vest upon completion of the merger and will be converted into Bank of America stock options. The fair value of the Bank of America options that will be issued in exchange for the FleetBoston options was estimated by Bank of America using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of employee stock options. The more significant assumptions used by Bank of America in estimating the fair value of the Bank of America stock options to be issued in the exchange for FleetBoston stock options included a risk-free interest rate of 4.07%, a dividend yield of 4.70%, a weighted average expected life of three years and volatility of 26.57%. The three-year term was based on the weighted average expected term to expiration of these options.

The allocation of the purchase price follows:

(Dollars in millions)	September 30, 2003

Purchase Price
FleetBoston common stock outstanding (in thousands)	1,052,600
Exchange ratio	0.5553

Total Bank of America Common Stock to be issued (in thousands)	584,509
Purchase price per Bank of America common share	$76.88

		$44,937
Fair value of outstanding employee and non-employee stock options		1,110

Total purchase price		$46,047
Net assets acquired
FleetBoston stockholders’ equity	$17,594
FleetBoston preferred stock converted to Bank of America preferred stock	(271)
FleetBoston goodwill and other intangible assets	(4,560)
Estimated adjustments to reflect assets acquired at fair value:
Securities	(19)
Premises and equipment	(413)
Identified intangibles	4,360
Other assets	(1,252)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(295)
Personnel related liabilities	(249)
Deferred income taxes	(393)
Long-term debt	(1,077)

	(13,425)

Goodwill resulting from merger		$32,622

The pro forma adjustments estimated by Bank of America included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Adjustment to fair-value the securities portfolio.

(B)	FleetBoston’s loans and leases, including the credit card portfolio, are subject to adjustment to their respective fair values. Pending the completion of Bank of America’s analysis, no pro forma adjustments are included herein for these items.

(C)	Adjustment to fair-value owned real estate, leased property and related improvements, signage and computer equipment. The effect of these adjustments is to reduce occupancy costs by $19 million and $25 million and equipment costs by $25 million and $33 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(D)	Adjustment to write off historical FleetBoston goodwill and record goodwill created as a result of the merger.

(E)	Adjustment to write off historical FleetBoston intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being studied by Bank of America management. The adjustments reflected herein are based on Bank of America’s current assumption and valuations, which are subject to change. Material changes are possible when Bank of America’s analysis is completed. The impact of these adjustments is to increase other general operating expenses by $472 million and $685 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(F)	Adjustments to fair-value other assets including pre-paid pension asset, computer software, deferred costs and other miscellaneous items.

(G)	Adjustment to fair-value fixed-rate deposit liabilities based on current interest rates for similar instruments.

(H)	Adjustment to accrued expenses and other liabilities consists primarily of the $1.27 billion, pre-tax, restructuring charge; $249 million to reflect the fair value of pension liabilities and current interest rate adjustments to deferred compensation plans; and a reduction of $77 million for deferred tax assets, net of deferred tax liabilities, resulting from the pro forma adjustments. Deferred taxes were recorded using Bank of America’s statutory rate of 36.9%.

(I)	Adjustment to fair-value outstanding long-term debt instruments. The impact of the adjustment was to decrease interest expense by approximately $137 million and $230 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(J)	Adjustment to eliminate FleetBoston’s historical shareholders’ equity, except for the preferred stock which is expected to be converted on a one-for-one basis into Bank of America preferred stock. Additionally, the adjustment reflects the issuance of Bank of America common stock and the conversion of FleetBoston stock options into Bank of America stock options.

(K)	Adjustment to recognize the impact of the $1.27 billion pre-tax, $800 million after-tax, restructuring charge discussed in Note 1.

(L)	Adjustment of fixed-rate deferred compensation plans to current interest rates discussed in (H) above.

(M)	Adjustment to reverse amortization of intangible assets recorded in FleetBoston’s historical financial statements.

(N)	Adjustment to record the tax effect of the pro forma adjustments using Bank of America’s statutory tax rate of 36.9%.

(O)	Weighted average shares were calculated using the historical weighted average shares outstanding of Bank of America and FleetBoston, adjusted using the exchange ratio, to the equivalent shares of Bank of America common stock, for the year ended December 31, 2002 and the nine months ended September 30, 2003. Earnings per share data have been computed based on the combined historical income of Bank of America, income from continuing operations for FleetBoston and the impact of purchase accounting adjustments.

Forward-Looking Statements

This Current Report on Form 8-K contains statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications from time to time that contain such statements. Forward-looking statements, including statements as to industry trends, future expectations of FleetBoston and other matters that do not relate strictly to historical facts, are based on certain assumptions by management. Actual results may differ materially from those projected as a result of the following risks and uncertainties, as well as any other risks and uncertainties detailed from time to time in our filings with the SEC: 1) general political and economic conditions, either domestically or internationally, as well as continued economic, political and social uncertainties in Latin America; 2) developments concerning credit quality, including the resultant effect on the levels of our provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses; 3) continued weakness in domestic commercial loan demand, and the impact of that weakness on our corporate lending activities; 4) developments concerning the global capital markets and the resultant impact on our principal investing and other capital markets-related businesses and our asset management and brokerage businesses, as well as the availability and terms of funding necessary to meet our liquidity needs; 5) changes in customer borrowing, repayment, investment and deposit practices; 6) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; 7) changes in the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities; 8) changes in competitive product and pricing pressures within our markets; 9) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, reserve methodologies, deposit insurance, capital requirements and risk-based capital guidelines and other aspects of the financial services industry; 10) changes in accounting rules, policies, practices and procedures; 11) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving us and/or our subsidiaries; 12) the effectiveness of instruments and strategies used to hedge or otherwise manage exposure to various types of market and credit risk; 13) the effects of terrorist activities or other hostilities, including geopolitical stresses in the Middle East and other areas; 14) developments concerning the integration of our business and operations, and related systems conversions, with those of Bank of America, including delays and resultant additional merger-related costs or unanticipated adverse results relating to our or Bank of America’s existing businesses; 15) the timing of realization of anticipated cost savings resulting from the merger with Bank of America, or the achievement of anticipated cost savings in their entirety; and 16) the impact of decisions to downsize, sell or close units or otherwise change the business mix of the combined FleetBoston/Bank of America entity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEETBOSTON FINANCIAL CORPORATION Registrant

By:	/s/ ERNEST L. PUSCHAVER

Ernest L. Puschaver Chief Accounting Officer
Dated:	December 8, 2003